Sales Agreement Between




  Sense Technologies                                Integrated Design, Inc.
  10871 NW 52nd St.                                 1194 Oak Valley Drive
  Sunrise, FL 33351                                  Ann Arbor, MI  48108

                                    Recitals

Sense Technologies, Inc ("Reseller") and Integrated Design, Inc. ("IDI") are engaged in the sale of computer software. IDI wishes to have Reseller sell IDI software products to Reseller customers. Reseller wishes to sell IDI software products in addition to its own products.

                                    Agreement

Sense Technologies and IDI agree as follows:

Section 1. Definitions.

         1.1 "Time Bank Software" is all computer programs created by IDI which transfer data between Sense Technologies software products and other systems, and which are sold by IDI to Sense Technologies to resell too end-users. Time Bank Software does not include maintenance services and custom configuration services.

         1.2 "Dealer Price" is the standard price published by IDI at which Time Bank Software is sold by IDI to resellers.


Section 2. Obligations of Reseller.

         2.1 Reseller will recommend and offer to sell licenses to operate the Time Bank Software to its customers who purchase time and attendance products. As needed, Reseller will purchase such licenses from IDI at the then current Dealer Price.

         2.2 In consideration of this agreement, and for the term of this agreement, Reseller will not recommend or sell to its customers in the U.S. and Canada, any payroll interface product which is directly competitive with the Time Bank Software products listed under attachment A. Payroll interface products are considered competitive only if they operate under the MS-DOS, Win95, Windows 98, or Windows NT operating systems and provide essentially identical functions as the Time Bank Software. Reseller is free to develop payroll interface products that operate on other operating systems and which provide additional functionality beyond Time Bank Software. Reseller will sell and recommend exclusively Time Bank Software to customers and resellers who send or receive data from the payroll services sold by Automatic Data Processing and Ceridian Corporation.

         2.3 Reseller will provide suggestions to IDI for improving the Time Bank Software to better address the market served by Reseller. IDI, at its option, may elect to incorporate these suggestions in IDI products. If IDI declines to incorporate such suggestions, Reseller, at its option, may elect to use alternate products/methods to deliver those suggested improvements to Reseller's served market.

         2.4 Reseller will train its sales and technical staff concerning IDI's products and services, and will encourage them to promote and support same. Reseller representatives will provide direct support to Reseller customers for problems and questions concerning Time Bank products.

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         2.5 Reseller will order Time Bank products and services from IDI using forms and procedures supplied by IDI. Reseller also agrees to pay IDI invoices according to the terms of Net 30 days. All invoices not paid within 30 days will be assessed with a Finance Charge of 1.5% (.015) per month. (18% APR). IDI reserves the right to withhold shipments and support services from resellers who have not paid overdue invoices.

         2.6 Reseller will cooperate with IDI to establish a standard file format to be created by the Reseller time and attendance products and read by the Time Bank. Reseller will give IDI 60 days advance notice of the release of new time and attendance products which will require a change in the standard file format.

         2.7 Reseller will provide IDI with a working copy of the Reseller software product to be used for testing purposes only.

         2.8 Reseller agrees to pay a one time development fee of Ten Thousand Dollars ($10,000.00).

         2.9 Reseller agrees to provide IDI with a minimum sales volume of One Hundred Thousand Dollars ($100,000.00) during the first two years of this agreement. To assure that sales volume, Reseller agrees to pre-pay a minimum amount of software license fees according to the following schedule.

========================================================================================================================
Event                                                                    Development Fees           Prepaid License Fees
========================================================================================================================
(1) Execution of this agreement                                                     4,000                              0
(2) Delivery of working copy of Time Bank                                           4,000                              0
    Software to Reseller
(3) Signed acceptance of Time Bank Software                                         2,000                         10,000
    by Reseller
(4) Six months after (3) above                                                          0                         25,000
(5) Twelve months after (3) above                                                       0                         30,000
(6) Eighteen months after (3) above                                                     0                         35,000
      Total Fees from events 1 through 6                                           10,000                        100,000
========================================================================================================================

Sales of Time Bank Software by Reseller will be charged against the pre-paid balance until it is offset. Sales greater than the pre-paid balance will be invoiced to Reseller on the standard terms included in this agreement. If the total revenue to IDI from Reseller during the first two years following completion of the Reseller version of The Time Bank is less than $100,000, the remaining pre-paid balance will become the property of IDI in consideration for IDI's development and costs.

Section 3. Obligations of IDI.

         3.1 In consideration of this agreement, and for the term of this agreement, IDI agrees to develop and maintain a version of its Time Bank interface product which will support the Reseller Time and Attendance program. The Time Bank will accept standard hours files from the Reseller Time & Attendance program and convert them to payroll input files for supported payroll systems. IDI will provide Reseller with a demonstration copy of The Time Bank for Reseller's internal use.

         3.2 IDI will sell operating licenses for Time Bank products to Reseller at Dealer Price. A copy of the price list effective January 1, 1997 is attached to this agreement for reference purposes only. IDI may change prices at any time after providing 30 days advance written notice to Reseller.


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

Section 4. Term and Termination.

         4.1 This agreement shall remain in effect for five years, unless terminated earlier by either party according to the conditions described below.

         4.2 Either party to this agreement may terminate the agreement after providing 90 days advance written notice to the other.

         4.3 The obligations of both parties shall cease upon termination of this agreement with the exception of obligations or refunds owed by one party to the other prior to termination, the payment of outstanding invoices owed by Reseller to IDI, and the obligations under Section 7, 8, and 10. Any such obligation or refund amount shall be paid within 30 days of termination of this agreement.

         4.4 This agreement will be automatically renewed on the five year anniversaries of its execution. Either Reseller or IDI may prevent the automatic renewal of this agreement by providing written notification to the other before the end of the then current year's agreement.

Section 5. Taxes

         5.1 Reseller shall be responsible for payment of sales, use, or other taxes levied against the sale/sub licensing of Time Bank Software, when Reseller makes the sale.

Section 6. Patent and Copyright Indemnification

         6.1 IDI agrees to defend, and indemnify Reseller for, any actions based on a claim that the Time Bank Software infringes any patent, copyright, trademark or other proprietary right of any third party. Reseller agrees to give IDI prompt notice of any such claim and Reseller agrees to cooperate in its defense. If the Time Bank Software becomes, or is likely to become, the subject of such a claim, IDI may, at its option, (a) secure Reseller' rights to continue using the Time Bank Software; (b) replace or modify it to make it non-infringing but equivalent in performance, or (c) discontinue the Time Bank Software and Reseller' rights under this agreement.

Section 7. Warranty

         7.1 IDI warrants that the Time Bank Software will perform according to IDI's written Time Bank payroll control system manual for ninety (90) days after delivery. In the event of a failure to so perform, IDI agrees to promptly repair or replace the Time Bank Software, so that it does so conform. In addition, IDI agrees to updates, if any, free of charge, during the ninety (90) day period.

Section 8. Limitation of Liability

         8.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR CONSEQUENTIAL OR INCIDENTAL DAMAGES.

Section 9. Confidentiality

         9.1 During execution of this agreement, Reseller and IDI will disclose to each other certain information ("Information") pertaining to their software products which Information is proprietary and highly confidential to Reseller and IDI This agreement, and the terms contained within it are considered confidential and are included in "Information". The sole purpose in divulging Information is to enable Reseller and IDI to establish a relationship for the use and sale of software products. Accordingly, and in order to induce the disclosure, Reseller and IDI agree that Information shall be used only for the purpose expressed and shall be used for no other purpose, including but not limited to any competitive purpose. The information shall be treated

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
and maintained in strict confidence, and shall not be disclosed in any fashion to anyone other than the employees and contract workers of Reseller and IDI who have a need to know same, and who shall be advised of the confidentiality thereof.


         9.2 Upon termination of this agreement, Reseller and IDI agree that Information shall be returned and any copies thereof as well as notes, memoranda or other writings which contain or pertain to Information or any portion thereof will be immediately destroyed. Reseller and IDI further specifically agree that in such event none of Information or anything ascertained as a result thereof will be used in any fashion for a period of three years thereafter; but Reseller and IDI shall have no obligation with respect to any documentation or information which:

                1. is already known to Reseller or IDI; or
                2. is or becomes publicly known through no wrongful act of
                   Reseller or IDI; or
                3. is rightfully received from a third  party without similar restriction and without breach of this Agreement; or
                4. is independently developed by Reseller or IDI; or
                5. is furnished to a third party by Reseller or IDI without similar restriction on the third party's rights; or
                6. is approved for release by written authorization of Reseller or IDI; or
                7. is disclosed pursuant to the requirements of a governmental agency or disclosure is permitted by operation of law.

         9.3 During the term of this agreement, and for one year after the termination of this agreement, Reseller shall not use the Software or any confidential supporting materials for aiding or creating a directly competitive payroll interface program as defined in Section 2.2.

         9.4 IDI publishes the Software and supporting materials, together with demonstration versions of the Software and sales materials, all with copyright and trademark notices. Reseller shall not do anything that would affect or impair the protection afforded by such notices. Further, Reseller shall not remove or obscure any copyright, trademark or other proprietary notice from any copy of the Software, or any screen, disk, user manual or other item of material associated with the Software.

Section 10. General

         10.1 Non-Waiver. Failure of either party to assert any of its rights on any one occasion under this agreement shall in no way be construed as a waiver of such rights on any other occasion nor shall a waiver of any right of either party constitute or be deemed a waiver of any other right.

         10.2 Amendment. The terms of this agreement may be amended by a written instrument signed on behalf of both parties.

         10.3 Severability. If any provision of this agreement shall be invalid or unenforceable, the remainder of this agreement shall not be affected thereby.

         10.4 Governing Law. The terms of this agreement shall be governed by the laws of the State of Michigan.

         10.5 Assignment. Neither party may assign its rights hereunder without the prior written consent of the other party. Any attempt to assign the rights, duties, or obligations arising out of this agreement without prior written consent shall be considered void.

         10.6 Entire Agreement. This agreement constitutes the entire understanding between the parties relating to the subject matter of this agreement.

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

         IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT.

Integrated Design, Inc.                         Sense Technologies, Inc.


By /s/ James H. Carroll                         By /s/ Dore Perler
-----------------------                         --------------------
Name:  James H. Carroll                         Name   Dore Perler
-----------------------                         --------------------
Title: President                                Title  President
-----------------------                         --------------------
Date   9/8/1999                                 Date   9/9/1999
-----------------------                         --------------------

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


THE TIME BANK LICENSE AGREEMENT - (Sample end user license)


AGREEMENT made this____day of_____________, _____, by and between Integrated Design, Inc., a Michigan corporation ("Licensor"), 2101 Commonwealth, Ann Arbor, MI 48105 and__________________("Licensee") of__________________________________.


     1. GRANT OF LICENSE. Licensor hereby grants to the Licensee a nonexclusive, nontransferrable limited license to use Licensor's THE TIME BANKTM, user manuals and related materials ("Software"). Licensee may use the Software only on a single computer, a computer network, or its temporary replacement, or on a subsequent computer or network. A multi-user license from Licensor is required for use of the Software by multiple concurrent users.

     2. LICENSE FEE. In consideration of the license, Licensee has paid, or arranged for payment of, the development fee established by Licensor.

     3. PROTECTION OF PROPRIETARY RIGHTS. Licensee agrees not to engage in, or permit third parties to engage in, any of the following:

         A. Providing or permitting use of or disclosing the Software to third parties;
         B. Providing use of the Software in a computer service business, network, timesharing, multiple CPU, or multiple user arrangement, or by telecommunications to third parties who are not individually licensed by Licensor;
         C. Removing or obscuring the copyright and other proprietary notices from any of the programs, screens, disks, or user manuals;
         D. Deactivating or bypassing any security device supplied with the Software;
         E. Reverse engineering the Software or marketing programs which perform the same functions;
         F. Attempting to disassemble or decompile the Software; G. Granting sublicenses, leases, or other rights in the Software to others; H. Making copies, or verbal or other media translations, of the user manual.

     4. OWNERSHIP OF THE SOFTWARE AND TRADE SECRETS. Licensee agrees that all ownership rights in the Software, including any derivative works thereof, are Licensor's sole and exclusive property. In accepting this Agreement, Licensee agrees that it does not become the owner of the Software, but does have the right to use the Software in accordance with this Agreement.

              Licensee agrees that the Software contains valuable unpublished, confidential information and proprietary trade secrets. Licensee agrees to protect the confidential nature of the Software by not lending, disclosing, or sharing the Software with or to anyone for any purpose other than for usage in support of Licensee's business. Licensee agrees to take necessary steps to prevent the Software from being acquired by unauthorized persons, and will promptly notify Licensor in the event any unauthorized person has or gains access to the Software.

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

     5. COPIES. Licensee may make one (1) backup copy of the Software diskette for its own use only. Licensee shall place a label containing the words "Copyright, 1990-1997, Integrated Design, Inc. -- All rights reserved" on any backup diskette. All other copies of the Software diskette, and any copies of the user manual, are in violation of the terms of this agreement.

     6. LIMITED WARRANTY. Licensor warrants for a period of one year from the acquisition of the Software by Licensee that the magnetic diskettes and printed materials are not defective, that the programs are properly recorded on the diskettes and that the user manuals are substantially complete and contain all the information which Licensor deems necessary for the use of the Software. Licensor also warrants that the Software will perform substantially as documented in the user manual.

              If Licensee discovers what it considers to be a significant logic error in the Software that prevents its operation as described in the user manual, Licensee should send a written, detailed description of the error to Licensor. Licensor will attempt to correct or bypass any actual, reproducible error that prevents the Software from operating as represented in the user manual within a reasonable time, by providing Licensee with corrective or workaround instructions, a corrected copy of the Software or manual substitute pages. If Licensor cannot use one of the above methods to correct the logic error, a refund of the license fee shall be made.

              Licensee agrees that any modification of the Software by any person other than Licensor or any use of the Software in conjunction with infringing software or data will void Licensor's affirmative duties under this section. Licensee further agrees that this warranty does not cover Software which has been altered by Licensee, or that this warranty will require Licensor to customize its programs, develop new features, or modify Licensee's copy for different hardware or operating systems software. This paragraph shall constitute Licensee's exclusive Reseller for any problems with the Software. No dealer, company, or person is authorized to expand or alter either these warranties or this Agreement, and any such representation will not bind Licensor.

              EXCEPT FOR THE LIMITED WARRANTY DESCRIBED ABOVE, THERE ARE NO WARRANTIES TO LICENSEE OR ANY OTHER PERSON OR ENTITY FOR THE SOFTWARE, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

              It is the responsibility of the Licensee to test the Software and accept the results of the acceptance testing before relying on the Software for any reason.

     7. INDEMNIFICATION. Licensor agrees to indemnify and defend Licensee against all claims that Software infringes on any patent, copyright, trademark, or trade secrets rights of a third party.

     8. LIABILITY. Licensee agrees that regardless of the form of any claim it may have, Licensor's liability for any damages shall not exceed the license fee paid for the Software.

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


              LICENSOR WILL NOT BE RESPONSIBLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FROM THE USE OF THE SOFTWARE OR ANY SERVICES PROVIDED IN CONNECTION THEREWITH.

     9. TERM. This License Agreement is effective immediately, and continues in effect for fifty (50) years.

              Licensor reserves the right to terminate this License early if there is a violation of its terms or other default by Licensee. Upon termination for any reason, all copies of the Software and documentation must be immediately returned to Licensor, and Licensee will be liable to Licensor for any and all damages, including reasonable costs and attorney fees, suffered as a result of the violation or default.

     10. GENERAL. The parties agree that this Agreement constitutes the complete and exclusive statement of the rights of both parties regarding the Software, superseding all prior agreements and understanding, including oral representations, between the parties relating to the Software, and any updates, backups, or merged or partial copies of the Software. In case of any discrepancy between this License Agreement and other documents of similar content, the terms of the License Agreement shall prevail.

              This Agreement will be governed by Michigan law. If any provision herein is held to be unenforceable, that provision will be deemed deleted, but will not affect the validity of any other provision, each provision being severable and independent.

              This License may only be modified in a written amendment signed by an authorized officer of Licensor. No action may be brought for any breach of warranty more than one (1) year following the warranty expiration. Either party's delay to enforce any provision herein will not waive that party's rights.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                      LICENSOR                   LICENSEE

         INTEGRATED DESIGN, INC.

         Name:   ________________________      Name:   _________________________

         Title:  ________________________      Title:  _________________________

         Date: __________________________      Date: ___________________________


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